UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2018

Benefit Street Partners Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland		46-1406086
(State or other jurisdiction	000-55188	(I.R.S. Employer
of incorporation)	(Commission File Number)	Identification No.)

9 West 57th Street, Suite 4920

New York, New York 10019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 588-6770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 14, 2018 (the “Commitment Date”), Benefit Street Partners Realty Trust, Inc. (the “Company”) entered into stock purchase agreements (collectively, the “Purchase Agreements”), by and between the Company and certain institutional investors (the “Institutional Investors”), certain officers of the Company, and certain owners, employees and associates of the Company’s external manager, Benefit Street Partners L.L.C. (the “Advisor”) and its affiliates (collectively, the “Manager Investors,” and together with the Institutional Investors, the “Investors”), pursuant to which the Investors committed to purchase an aggregate amount of up to approximately $97 million of shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of the Company in one or more closings (each, a “Closing,” and collectively, the “Closings”). The timing of any Closing, and the amount of Shares to be sold at such Closing, will be determined by the Company in its sole discretion, subject to certain limitations. As described in the Purchase Agreements, the Company may enter into additional Purchase Agreements with other investors within 12 months of the Commitment Date.

The Purchase Agreements each provide that the purchase price for the Shares shall be equal to 90% of GAAP book value per share of the Common Stock as of December 31, 2017 (“Book Value”). However, in consideration of them being the first investors to commit to purchase Shares in the offering, the Company agreed to sell the Shares to the Investors at 88% of Book Value. The Company further agreed that if subsequent investors in the offering are permitted to acquire Common Stock for less than 90% of Book Value, the effective purchase price of the Investors will be subject to downward adjustment. The Purchase Agreement also provides that the Company will enter into a liquidity event, such as a listing of the Common Stock, within three years of the Commitment Date, subject to certain restrictions. The Purchase Agreements contain customary representations, warranties and covenants and indemnification provisions.

The Company’s board of directors and the Nominating and Corporate Governance Committee of the board of directors each unanimously approved the Company’s entry into the Purchase Agreements and the terms therein including the offering price.

Investors have agreed with the Advisor not to sell or otherwise transfer the Shares, without the consent of the Advisor, prior to 180 days after a listing of the Company’s Common Stock on a national securities exchange. In addition, the Investors will not be eligible to participate in the Company’s amended and restated share repurchase program for at least three years.

This offering is not registered under the Securities Act and is being made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and certain rules and regulations promulgated thereunder. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company intends to use the net proceeds from the Closings to originate and acquire additional commercial real estate debt investments for the Company and for working capital and other general corporate purposes of the Company.

The foregoing description of the Purchase Agreements is a summary and is qualified in its entirety by the terms of the form Purchase Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Form of Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:	/s/ Jerome S. Baglien
Name:	Jerome S. Baglien
Title:	Chief Financial Officer and Treasurer

Date: February 16, 2018